Exhibit 10.5

DEERFIELD CAPITAL MANAGEMENT LLC
6250 North River Road, 9th Floor

Rosemont, Illinois 60018

April 9, 2009

Mr. Jonathan Trutter

830 Lake Road

Lake Forest, Illinois 60045

Dear Mr. Trutter:

This letter agreement (the “Agreement”) sets forth our understanding with respect to certain matters in relation to your employment by Deerfield Capital Management LLC (the “Company”).  This Agreement is entered into in consideration of, and as a condition to, the formation and raising of Deerfield Pegasus Loan Capital LP (“DPLC”), a fund as to which the Company shall serve as advisor, and in consideration of, and as a condition to, your serving DPLC through the Company as an investment professional.  You acknowledge that the Company would not direct you to provide services to DPLC, continue to employ you as an investment professional with respect to DPLC, or provide you with compensation or remuneration in connection with your employment with the Company but for your execution of this Agreement.

1.                                       Confidentiality; Use of Track Record Prohibition.  You acknowledge that as a result of your employment by the Company, you will be provided access to secret, proprietary, and confidential information that has not been made publicly available concerning the Company and its Affiliates (as defined below), including without limitation, information relating to the business of the Company and its Affiliates, information relating to any Fund (as defined below), or any account or other investment vehicle advised, managed or sponsored by the Company or any of its Affiliates (each, a “Managed Asset”) or any investor in any of them (each, an “Investor”, and together with the Managed Assets, the “Covered Parties”), or any information otherwise deemed confidential pursuant to any agreement or policy of the Company or any of its Affiliates or any Covered Party, including without limitation information relating to financial performance or rates of return, systems, formulae, analyses, business models, other material ideas, Investor information (including  identity and contacts, lists, and financial or personal information), and/or information regarding employees of the Company or any of its Affiliates, and other secret, proprietary, and/or confidential information (“Confidential Information”).  You further acknowledge that this Confidential Information has been developed and created by the Company at substantial time and expense and constitutes a valuable proprietary asset of the Company.  You therefore agree that you shall at all times during your employment with the Company and for a period of five (5) years thereafter (the “Confidentiality Term”) keep confidential and not disclose to any person or entity (other than the Company or any of its Affiliates if it is necessary to perform your duties in respect of any Covered Parties) or use for your benefit or the benefit of any other person or entity, without the prior written consent of the Company, any Confidential Information; provided that you may (a) disclose any such information as has become generally available to the public other than as a result of disclosure by you in breach of this Agreement, (b) disclose any such information as may be required in response to any legally valid summons or subpoena, (c) disclose any such information to the extent necessary in order to comply with any law, order, regulation or ruling applicable to you or the Company or its Affiliates; provided that in the case of (b) and (c), you notify the Company in advance of such disclosure, cooperate with the Company or its Affiliate, as applicable, should it choose to seek a protective order, and use your best efforts to obtain confidential treatment for such information, and (d) disclose as necessary, your salary, bonus eligibility, benefits and the fact that you are subject to the Restrictive Covenants (as defined herein) and the terms thereof to a prospective employer, your personal financial, tax and legal advisors and immediate family members (each a “Permitted Party”); provided that in the case of (d), you will be responsible for the disclosure or use by any Permitted Party of any such information in violation of this Agreement.  However, notwithstanding the fact that the following information may have become generally available to the public as set forth in clause (a) above or that the Confidentiality Term may have ended, the track records of DPLC and any successor funds thereto (the

“Funds”), the terms of your employment with the Company (including your salary, bonus eligibility and other benefits), as well as the terms of this Agreement, are all confidential, shall not be disclosed by you to any person or entity or used for your benefit or the benefit of any other person or entity (except for the benefit of any of the Covered Parties) without the prior written consent of the Company and shall otherwise be subject to the obligations set forth in this Section 1.  You agree that upon the termination of your employment with the Company for any reason you will promptly return to the Company all materials in whatever form or media received from the Company or any of its Affiliates or based upon or containing information derived from such materials.  An “Affiliate” of a person or entity shall mean any other person or entity controlled by, controlling, or under common control with such initial person or entity.

2.                                       Non-Disparagement.  You shall not disclose to the public or any other person or entity any false or misleading information concerning, or any information that reflects negatively upon or otherwise disparages, the Company, any of its Affiliates, any Managed Account, any investors in the Funds or their respective operations or employees, except, with respect to negative information only, to the extent necessary in order to comply with any law, order, regulation or ruling applicable to you or the Company and its Affiliates; provided that you notify the Company in advance of such disclosure, cooperate with the Company or its Affiliate, as applicable, should it choose to seek a protective order, and use your best efforts to obtain confidential treatment for such information.  The Company agrees to direct its officers and directors not to disclose to the public or any other person or entity any false or misleading information concerning, or any information that reflects negatively upon or otherwise disparages, you, except, in each case, with respect to negative information only (a) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the Company or any of its Affiliates or any disclosures in confidence to the Company’s legal advisors, (b) responses by the Company that it believes in good faith to be truthful to questions of investors or prospective investors, or (c) in connection with any performance reviews or evaluations.

3.                                       Non-Solicitation.  You acknowledge and agree that the Company’s ability to operate its business depends upon its ability to attract Investors and to develop relationships with Investors, and that the Company has invested and will continue to invest substantial time, expense, and resources in attracting and developing relationships with its Investors.  You further acknowledge and agree that you would not have developed contacts with any such Investors but for your employment by the Company.  You further acknowledge and agree that the Company has invested and will continue to invest substantial resources in recruiting, hiring, and training its employees, and that you would not have developed contacts with these employees but for your employment by the Company.  Therefore, you agree that as long as you are employed by the Company, any of its Affiliates or on behalf of any Fund and for 12 months thereafter (or such shorter period as is expressly agreed to by you and the Company in writing), you shall not:

(a)                                  solicit for employment or hire any person (other than on behalf of and for the benefit of the Company or its Affiliates) who is at the time of such solicitation or was within six months preceding such solicitation employed by the Company or any of its Affiliates;

(b)                                 solicit or encourage any other employee of the Company or any of its Affiliates to terminate such employee’s employment with the Company or such Affiliate or breach any restrictive covenant between the Company or such Affiliate and such employee;

(c)                                  solicit (i) current or former investors in any of the Funds, or (ii) any other potential investor in any Fund of whom you have knowledge and with whom the Company or any of its Affiliates has held a meeting or to whom marketing materials have been given; or

(d)                                 (i) solicit investments by parties not affiliated with the Company or its Affiliates in any investment of any Fund or in any investment or company which, to your knowledge, any Fund was considering investing in during your employment, except on behalf of the Company, any of its Affiliates or any Fund, or (ii) solicit or induce any person to leave the employ of such investment or company or otherwise breach any obligation to any such investment or company.

4.                                       Non-Competition.

(a)                                  You acknowledge that as a result of your employment by the Company, you have been and will be provided access to Confidential Information and information relating to the employees and Investors of the Company and its Affiliates.  You further acknowledge that the Company would not disclose to you any Confidential Information relating to any Fund but for your execution of this Agreement.  Therefore, you agree that during your employment by the Company or any of its Affiliates and for 12 months thereafter (provided that one or more of the Funds continues to do business at such time) (the “Non-Compete Term”) you shall not anywhere in the United States, except on behalf of any Managed Asset or as is otherwise expressly provided in this Agreement or unless the Company has expressly agreed otherwise in writing, participate directly or indirectly, personally or as the agent or employee of another, in the ownership, management, operation or control of any investment fund or other investment vehicle that is (at the time of the termination of your employment) or becomes during the Non-Compete Term engaged in a business with a strategy substantially similar to that of DPLC as of the date hereof (“Competitive Activity”).

(b)                                 Notwithstanding the provisions of the preceding clause (a), you shall not be precluded from holding an amount equal to or less than 1% of the outstanding voting shares of any publicly traded company.  The Company may elect, in its sole discretion, to pay severance to you (the amount and schedule for payment thereof to be determined by the Company in its sole discretion) and in the event of such election, you agree to accept such severance payments in accordance with such schedule.  Further, the Company may elect to extend the Non-Compete Term (regardless of whether the Company has elected to pay you severance as set forth above) for a period of up to twelve (12) months; provided that in the event of an extension, the Company shall pay you (the schedule for payment thereof to be determined by the Company it its sole discretion) for each day during such extension an amount equal to your then-current annual base salary, divided by 365 (the “Daily Amount”).  Notwithstanding anything to the contrary contained in this Section 4, in the event your employment is terminated without Cause or due to a Forced Relocation (as each term is defined herein), the Company may elect, by providing you with written notice thereof within ten (10) calendar days following the effective date of such termination, that the restrictions contained in Section 4(a) be applicable to you for any period it determines in its sole discretion, provided that such period does not exceed 24 months and, provided, further, that the Company pays you the Daily Amount for each day of such period (the schedule for payment thereof to be determined by the Company it its sole discretion).

(c)                                  For purposes of this Agreement, “Cause” shall mean (i) your willful and continued failure to substantially perform your duties to the Company or its Affiliates, including without limitation a breach of any material provision of this Agreement, as determined in the sole discretion of the Company; (ii) your failure to comply in a material respect with, or a material breach of, any (x) rule or regulation of a regulatory or self regulatory agency with jurisdiction over the activities of the Company or its Affiliates or (y) any policy of the Company or its Affiliates previously advised in writing, or generally made available, to employees, applicable to its operations or employees generally or, with respect to its investment operations, applicable to such investment operations generally; (iii) your conviction of, or pleading of guilty or nolo contendere to, any felony in a domestic or foreign court (other than motor vehicle violations not subject to a custodial penalty), or to a misdemeanor involving moral turpitude; (iv) your commission of any act (or the failure to act) which triggers an event of “Cause” as defined in and pursuant to any governing document of a Fund; or (v) your willful engagement in, or the finding, charge or allegation in a judicial, administrative or arbitral tribunal that you have engaged in conduct that is materially injurious to the Company or its Affiliates (including the making of materially disparaging or derogatory comments about the Company or any of its Affiliates, except as such statements or comments may be made pursuant to any legal proceeding), monetarily or otherwise; provided that in the case of clauses (i) and (ii), you have been provided with written notice of such failure or breach and shall have failed to cure the same within 30 days after receipt of such notice (but only if such breach is curable).

For purposes of this Agreement “Forced Relocation” shall mean your resignation from the Company within 30 days after the Company indicates to you in writing and without your consent that it will require you to relocate outside of a 100 miles radius of the Company’s headquarters.

 (d)                              During the investment period for DPLC, you agree to offer to DPLC investment opportunities that are presented to you that are consistent with DPLC’s investment objectives to the extent set forth in the Company’s Related Party Transaction Policy.

5.                                       Enforcement.  The covenants contained in Sections 1 through 4 of this Agreement (the “Restrictive Covenants”) shall be enforced to the fullest extent permissible under the laws of the State of New York.  These obligations are not limited in time to the duration of your employment and rather shall survive the termination of your employment, irrespective of the reason for such termination.  You acknowledge and agree that your services for and relationship with the Company, its Affiliates, the Funds, and Pegasus Deerfield (AIV), LLC and its Affiliates (collectively, “Pegasus”) are of a special character, with a unique value to the Company, its Affiliates, the Funds and Pegasus, the loss of which cannot be adequately compensated by damages or an action at law, and that during your employment by the Company, you will have access to and become acquainted with Confidential Information and information relating to the employees and Investors of the Company and/or its Affiliates.  You agree and acknowledge that the Restrictive Covenants are reasonable and necessary for the protection of the legitimate and protectable business interests of the Company, its Affiliates, the Funds and Pegasus (including their respective investors, customers, customer goodwill, accounts, prospects, employee training, and confidential, proprietary and/or secret information).  You also agree and acknowledge that if you breach or threaten to breach any of the provisions in the Restrictive Covenants, the Company, its Affiliates, the Funds and Pegasus will suffer substantial and irreparable damages, such that monetary relief alone will be inadequate to redress such a breach or threat to commit a breach, and further that each of the Company, its Affiliates, the Funds and Pegasus shall be entitled to obtain an injunction to prevent and/or remedy such a breach or threatened breach, without first having to post a bond.  In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (“Injunctive Action”), the right of the Company, each of its Affiliates, each of the Funds and Pegasus to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction.  The right of the Company, each of it Affiliates, each of the Funds and Pegasus to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company, such Affiliates, such Funds and Pegasus under law or in equity.  The parties hereto further agree that each such party shall, in the event of litigation or other proceeding before any court, arbitrator or other tribunal, be liable for any and all reasonable attorneys’ fees and costs incurred by the other party and its Affiliates as a result of a breach of any such party’s covenants or agreements contained in the Restrictive Covenants.

6.                                       Survival; Entire Agreement.  Unless stated otherwise herein, the Restrictive Covenants contained in this Agreement shall survive the termination of your employment for any reason in accordance with their terms.  This Agreement constitutes the entire agreement and understanding between the parties with regard to the subject matter herein.  It supersedes and cancels any prior understandings, agreements, or representations by or between the parties, written or oral, relating to the subject matter hereof.  Any modification or amendment of this Agreement must be made in writing and signed by both parties.

7.                                       Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.

8.                                       Jurisdiction and Choice of Law.  You and the Company agree to exclusive personal jurisdiction in the State of Illinois with respect to the matters set forth in or arising out of this Agreement.  Any dispute arising out this Agreement will be governed by the laws of the State of Illinois without regard to its rules regarding conflicts of law that would require or permit the application of laws of another jurisdiction.

9.                                       Blue Pencil.  You hereby acknowledge that the provisions of this Agreement shall be enforced to the fullest extent permissible under the law.  If any provision of this Agreement is held to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the parties hereto agree that this Agreement shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

10.                                 Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company’s successors and assigns.  You acknowledge that your rights and obligations contained herein are personal to you and you may not assign your rights or obligations hereunder without the prior written consent of the Company.  The parties further acknowledge and agree that each of the Funds and Pegasus (with its principal place of business being in New York, New York) and each of its Affiliates is an intended third party beneficiary of this Agreement.

The foregoing accurately sets forth our agreement with respect to the subject matter hereof.

DEERFIELD CAPITAL MANAGEMENT LLC

By:	/s/ Robert A. Contreras
Name:	Robert A. Contreras
Title:	General Counsel

Agreed and Accepted:

/s/ Jonathan W. Trutter
Name: Jonathan W. Trutter
Dated: April 9, 2009